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[LOGO OF PINNACLE DATA SYSTEMS, INCORPORATED]



FROM:       Catherine Hay, Asst. VP-Editorial
            Linda Decker, VP-Investor Relations
            Porter, LeVay & Rose, Inc.
            (212) 564-4700

COMPANY     Mike Sayre, Executive VP,
CONTACT:    Corporate Strategy and Finance
            (614) 748-1150

                                                           FOR IMMEDIATE RELEASE

          PDSi AND HEWLETT-PACKARD ENTER INTO FORMAL RELATIONSHIP Company Awarded Initial HP Service Contract With Projected Value of $3M to $4M in Annual Revenue

          COLUMBUS, OH, Sept. 18 -- Pinnacle Data Systems, Inc. (PDSi) (AMEX:
PNS), announced today that it has entered into a service agreement with leading computer manufacturer, Hewlett-Packard Co. (NYSE: HWP). Under this agreement, the company was awarded an initial contract with the Hewlett-Packard Customer Support division to provide board-level depot repair, testing and diagnostics, and supply chain management services for Hewlett-Packard UNIX desktop workstations worldwide beginning in September of 2001. PDSi projects the agreement with HP Customer Support will generate between $3M and $4M in annual revenue beginning in 2002.

          Bob Hahn, VP, Service Group, stated, "We're pleased to announce this formal relationship with Hewlett-Packard, a leading global provider of computing and imaging solutions. PDSi's extensive experience in UNIX-based, board-level repair and global supply chain management are an excellent fit to fulfill HP's exacting service and logistics requirements."

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          John Bair, PDSi president and chief executive officer, commented,
"This service agreement represents a significant step in our efforts to broaden our OEM customer base. We look forward to a mutually successful relationship with HP and to additional opportunities to collaborate."

About PDSi

          PDSi is a leading provider of application-specific, high-density hardware solutions and global service and support for the world's leading original equipment manufacturers in the telecommunications, medical systems and enterprise markets. Specializing in powerful, reliable and scalable Unix-based hardware platforms, PDSi offers a full host of innovative board and system-level data transmission products supported by comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi web site at www.pinnacle.com.


Safe Harbor Statement: Statements in this release which relate to other than strictly historical facts, including statements about the Company's plans and strategies, as well as management's expectations about new and existing products and services, technologies and opportunities, market growth, demand for acceptance of new and existing products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. The Company undertakes no obligations to publicly update or revise such statements.

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2001